EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Pzena Investment Management, LLC

(as amended on March 9, 2016, for Pzena Small Cap Value Fund)

Fund Name:

Pzena Mid Cap Value Fund
Pzena Emerging Markets Value Fund
Pzena Long/Short Value Fund
Pzena Small Cap Value Fund

Share Class	Minimum Investment[1]	Maximum Initial Sales Charge	Maximum CDSC	Maximum Rule 12b‑1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee

Investor Class	Regular Accounts - $5,000; Retirement Accounts - $1,000	None	None	0.25%	0.10%	1.00%[2]
Institutional Class	$1,000,000	None	None	None	None	1.00%[2]
1  The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.

2  A redemption fee of 1.00% applies to redemptions of shares of the Pzena Mid Cap Value Fund and Pzena Small Cap Value Fund held for 30 days or less and a redemption fee of 1.00% applies to redemptions of shares of the Pzena Emerging Markets Value Fund and Pzena Long/Short Value Fund held for 60 days or less.

ADVISORS SERIES TRUST on behalf of the series listed on Exhibit A	PZENA INVESTMENT MANAGEMENT, LLC

By: /s/Douglas G. Hess	By: /s/William L. Lipsey
Name: Douglas G. Hess	Name: William L. Lipsey
Title: President	Title: President